UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2020 (August 5, 2020)

MEGALITH FINANCIAL ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38633	82-3410369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

535 5th Ave, 29th Floor, New York, NY 10017

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 235-0430

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

This section describes the material provisions of the Merger Agreement (as defined below) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1. Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement.

The Merger

On August 6, 2020, Megalith Financial Acquisition Corp., a Delaware corporation (“Megalith”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Megalith, MFAC Merger Sub Inc., a Pennsylvania corporation and (“Merger Sub”) a wholly-owned subsidiary of Megalith, BankMobile Technologies, Inc., a Pennsylvania corporation (“BankMobile”) and Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of BankMobile (the “Stockholder”).

Pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), BankMobile will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Surviving Corporation”).

Merger Consideration

The aggregate consideration to be paid pursuant to the Merger Agreement to the Stockholder will be an amount (the “Merger Consideration”) equal to: (i) $140,000,000 (the “Enterprise value”), minus (ii) $9,324,323 (“Sponsor Equity Adjustment”), plus (or minus, if negative) (iii) BankMobile’s net working capital less a target net working capital of $10,000,000, minus (iv) the aggregate amount of any outstanding indebtedness of BankMobile at Closing, and minus (v) the amount of any unpaid transaction expenses of BankMobile, Megalith’s transaction expenses and other liabilities of Megalith due and owing at the Closing.

The Merger Consideration will consist of cash and stock. The cash portion of the Merger Consideration (“Cash Consideration”) will be equal to (A) the amount of any proceeds of the PIPE Investment (described below under “Private Placement”); plus (B) an amount equal to one-half (1/2) of the difference between the (i) cash and cash equivalents of Megalith, including any funds in the trust account after giving effect to the completion of the redemption of shares of Megalith’s public stockholders (“Redemption”), less (ii) a cash reserve to be used for the benefit of the Surviving Corporation in the Merger, in the amount of $10,000,000 (such difference between clause (i) and (ii) which resulting amount if otherwise negative shall be equal to zero, being the “Remaining Trust Account Amount”); minus (C) Megalith’s transaction expenses and other liabilities of Megalith due and owing at the Closing; plus (D) the cash and cash equivalents of BankMobile; minus (E) BankMobile’s unpaid transaction expenses; minus (F) a cash reserve in the amount of $5,000,000. The stock portion of the Merger Consideration consists of a number of shares of Megalith’s Class A common stock (the “Merger Consideration Shares”) with an aggregate value equal to (the “Merger Consideration Share Amount”) (a) the Merger Consideration, minus (b) the Cash Consideration, with the Stockholder receiving a number of shares of Megalith Class A common stock equal to the Merger Consideration Share Amount, divided by $10.38 (the “Per Share Price”).

The Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the net working capital, the outstanding indebtedness of BankMobile and any unpaid transaction expenses of BankMobile, as of the Closing Date. If the adjustment is a negative adjustment in favor of Megalith, the Stockholder will deliver to Megalith a number of shares of Class A common stock of Megalith with a value equal to the absolute value of the adjustment amount (with each share valued at the Per Share Price). If the adjustment is a positive adjustment in favor of BankMobile, Megalith will issue to the Stockholder an additional number of shares of Class A common Stock of Megalith with a value equal to the adjustment amount (with each share valued at the Per Share Price). The Merger Consideration is also subject to reduction for the indemnification obligations of the Stockholder.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of Megalith, BankMobile and the Stockholder. Many of BankMobile’s representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means with respect to any party, any fact, event, occurrence, change or effect that has had or reasonably expected to have a material adverse effect to the business, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, or the ability of such party or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Covenants of the Parties

Under the Merger Agreement, each party agrees to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, including covenants regarding the conduct of their respective businesses, efforts, access, confidentiality and public announcements, the Megalith proxy statement for the transaction (which includes the adoption of a new equity incentive plan for Megalith with a number of awards thereunder equal to 10% of the issued and outstanding shares of Megalith immediately after the Closing), notice of breaches, no insider trading, indemnification of directors and officers, and other customary covenants. The parties also have agreed to the following covenants:

●	Each party is subject to a “no-shop” obligation between signing of the Merger Agreement and Closing and will not be allowed to solicit or discuss competing transactions with other potential parties during such time period.

●	The Megalith board of directors after the Closing will consist of at least seven directors, including (i) the chief executive officer of the Surviving Corporation after the Merger, (ii) two directors (at least one independent) designated by Megalith prior to the Closing, (iii) one director designated by BankMobile prior to the Closing, and (iv) no fewer than three and up to five persons mutually agreed upon by Megalith and BankMobile prior to the Closing, each of whom must qualify as an independent director.

●	Within 24 hours after the execution of the Merger Agreement, the Stockholder shall deliver a stockholder written consent approving the Merger and the Merger Agreement.

●	BankMobile shall use its best efforts to deliver audited financial statements in accordance with PCAOB auditing standards by a PCAOB qualified auditor for fiscal years ended December 31, 2019 and December 31, 2018 to Megalith by August 24, 2020, or as promptly as practicable thereafter.

●	During the interim period Megalith and BankMobile will negotiate in good faith the terms of the various transition agreements, including (i) a Transition Services Agreement, (ii) a License Agreement, (iii) a Deposit Servicing Agreement, and (iv) an Interchange Maintenance Agreement, all substantively consistent with the terms of the applicable term sheets attached as exhibits to the Merger Agreement.

Indemnification

Each party provides customary representations and warranties in the Merger Agreement, some of which survive the Closing. A breach of certain of these representations and warranties may result in indemnification obligations. The representations and warranties of BankMobile and Megalith relating to organization and standing, authorization and binding agreement, capitalization and subsidiaries, finders and brokers and with respect to the Stockholder, organization and standing, authorization and binding agreement, ownership of the shares of BankMobile and finders and brokers (collectively, the “Fundamental Reps”) survive the Closing until the first anniversary of the Closing. Claims based on fraud, willful misconduct or intentional misrepresentation (“Fraud Claims”) survive indefinitely. No other representations and warranties survive the Closing.

The Stockholder will provide indemnification for any breach of its Fundamental Reps and the Fundamental Reps of BankMobile and any Fraud Claims relating to BankMobile or against the Stockholder. Megalith will provide indemnification for any breach of its Fundamental Reps and any Fraud Claim against Megalith.

The maximum aggregate amount of indemnification payments to which an indemnifying party will be obligated to pay (other than with respect to Fraud Claims) is capped at an amount equal to the 15% of the Merger Consideration. Fraud claims are capped at an amount equal to the value of the Merger Consideration actually paid under the Merger Agreement.

Any indemnification claims against the Stockholder shall first be applied against the Merger Consideration Shares then owned by the Stockholder unless the Stockholder does not have any Merger Consideration Shares at such time, in which case it shall satisfy such indemnification claims with the payment of cash.

Indemnification is the sole remedy for breaches of the representations, warranties covenants and other agreements in the Merger Agreement except with respect to Fraud Claims, claims seeking injunctions, specific performance or other equitable relief, or claims under the terms of the ancillary documents.

Conditions to Consummation of the Merger

The consummation of the Merger is subject to customary Closing conditions unless waived, including:

●	the approval of Megalith’s stockholders;

●	approvals of any required governmental authorities and the expiration or termination of any anti-trust waiting periods;

●	receipt of specified third-party consents;

●	no law or order preventing the transactions;

●	no material uncured breach by the other party;

●	after giving effect to the Redemption and any PIPE investments, Megalith shall have at least $5,000,001 of net tangible assets as required by its charter;

●	Megalith shall have at least $10,000,000 of cash and cash equivalents, including funds remaining in the trust account (after giving effect to the Redemption), and the proceeds of any PIPE investments, prior to giving effect to payment of any of MFAC’s unpaid transaction expenses or other liabilities;

●	Megalith shall have amended its certificate of incorporation to (i) change its corporate name to BM Technologies Inc. or another mutually agreed upon name and to (ii) remove the provisions relating to being a blank-check company;

●	The parties shall have entered into and delivered, among other things, the Transition Services Agreement and Registration Rights Agreement.

In addition, unless waived by BankMobile, the obligations of BankMobile to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of Megalith being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect); (b) Megalith having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to Megalith since the date of the Merger Agreement which is continuing and uncured; (d) Megalith having delivered to BankMobile the Merger Consideration; and (e) a portion of BankMobile’s debt owed to the Stockholder in an amount equal to one half of the Remaining Trust Account Amount having been paid down by Megalith.

Unless waived by Megalith, the obligations of Megalith and Merger Sub to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of BankMobile and the Stockholder being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect); (b) BankMobile having performed in all material respects the respective obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to BankMobile as a whole since the date of the Merger Agreement which is continuing and uncured; and (d) each Lock-Up Agreements and Non-Competition Agreement being in full force and effect as of the Closing.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

●	by mutual agreement;

●	for the other party’s uncured breach;

●	if there is a government order preventing the Closing;

●	By either party if the Closing does not occur by November 25, 2020 (the “Outside Date”); provided that if Megalith seeks and receives stockholder approval for a charter amendment to extend the term it has to consummate a business combination (an “Extension”), Megalith can extend the Outside Date by the shortest of (i) three months, (ii) the period ending on the last day for Megalith to consummate a business combination after such Extension and (iii) such period as determined by Megalith;

●	By Megalith if there has been an event after the signing of the Merger Agreement that has had a Material Adverse Effect on BankMobile that is continuing and uncured;

●	By either party if the Megalith stockholders do not approve the Merger Agreement at the special meeting of Megalith stockholders; and

●	By Megalith if the Stockholder does not deliver the stockholder written consent within 24 hours after the execution and delivery of the Merger Agreement.

Trust Account Waiver

BankMobile and the Stockholder agree that each of them and each of their affiliates will not have any right, title, interest or claim of any kind in or to any monies in Megalith’s trust account held for its public shareholders, and agrees not to, and waives any right to, make any claim against the trust account (including any distributions therefrom).

Ancillary Agreements

During the period between signing of the Merger Agreement and Closing, Megalith, BankMobile and the Stockholder will negotiate in good faith the terms of certain agreements through which (i) the Stockholder will provide certain transition and other business services to the Surviving Corporation following the Closing and (ii) the Surviving Corporation will license to the Stockholder certain existing BankMobile mobile banking technology to allow the Stockholder to continue to service existing customers. The expected material terms of the (i) Transition Services Agreement, (ii) License Agreement, (iii) Deposit Servicing Agreement and (iv) Interchange Maintenance Agreement are set forth in term sheets attached as Exhibits A, B, C and D to the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (i) have certain limited exceptions, will not survive consummation of the Merger indefinitely unless otherwise stated in the Merger Agreement, and (ii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding Megalith, its respective affiliates or their respective businesses. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Megalith, BankMobile or the Stockholder, their respective affiliates and their respective businesses included in the filings they make with the Securities and Exchange Commission.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, copies of each of which are attached hereto as exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Sponsor Share Letter

Concurrently with the execution of the Merger Agreement, Megalith’s sponsor, MFAC Investor Holdings, LLC (“Sponsor”), entered into a letter agreement (the “Sponsor Share Letter”) with Megalith and BankMobile, pursuant to which Sponsor agrees to (a) forfeit (i) all of its 6,195,778 private placement warrants unless $10 million remains in the trust account after the Redemption, in which case none of the warrants will be forfeited and (ii) 2,932,222 of its founder shares and (b) subject an additional 300,000 of its founder shares to potential vesting and forfeiture based on a stock-price based earnout over a seven year period from the Closing, and (c) transfer 101,703 of its founder shares to the Stockholder at Closing. Sponsor also acknowledged the transfer of (i) 178,495 of its founder shares to a private placement investor and it will also transfer 1,311,501 private placement warrants to such investor (unless such transfer would trigger a warrant price adjustment under section 4.3.2 of the warrant agreement), with such amounts subject to adjustment in accordance with the relevant investment documents.

Lock-Up Agreement

Simultaneously with the Closing, the Stockholder will enter into a lock-up agreement (the “Lock-up Agreement”) providing for a lock-up period commencing on the Closing Date and ending on the earlier of (x) 180 days from the Closing, (y) the date Megalith consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party and (z) the date on which the closing sale price of the common stock of Megalith equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least ninety (90) days after the Closing; provided that commencing 90 days after the Closing the Stockholder may transfer shares in block trades or privately negotiated transactions if the transferee agrees to be bound by the Lock-Up Agreement.

Non-Competition and Non-Solicitation Agreement

Simultaneously with the Closing, the Stockholder will enter into a non-competition and non-solicitation agreement (the “Non-Competition Agreement”), pursuant to which it agrees not to compete with Megalith, BankMobile and their respective subsidiaries during the four-year period following the Closing and, during such four-year restricted period, not to solicit employees or customers or clients of such entities. The agreement also contains customary non-disparagement and confidentiality provisions.

Registration Rights Agreement

At the Closing, the Stockholder will enter into a registration rights agreement with Megalith providing for the right to three demand registrations, piggy-back registrations and shelf registrations with respect to the Merger Consideration Shares.

The foregoing descriptions of the Sponsor Share Letter, the Lock-Up Agreement, the Non-Competition Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the form of such agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4 and are incorporated herein by reference.

Private Placement

In connection with the proposed merger between Megalith and BankMobile (the “Merger”), Megalith entered into subscription agreements (the “Subscription Agreements”) with the investors named therein (the “PIPE Investors”), pursuant to which Megalith agreed to issue and sell to the PIPE Investors approximately $20,000,000 of Megalith Class A common stock immediately prior to closing of the Merger (the “PIPE Investment”). The PIPE Investment is conditioned on the concurrent closing of the merger and other customary closing conditions. The proceeds from the PIPE Investment will be used to fund a portion of the cash consideration for the Merger. The form of the Subscription Agreements is attached as Exhibit 10.5 hereto, and is incorporated herein by reference.

In connection with the Private Placement, the Sponsor, Megalith, and a PIPE Investor entered into an agreement (“Agreement to Transfer Sponsor Securities”), pursuant to which the Sponsor will transfer 178,495 founder shares and 1,311,501 private placement warrants to the PIPE Investor, unless such transfer would trigger a warrant price adjustment under section 4.3.2 of the warrant agreement. After the Closing until the PIPE Investor, its affiliates or managed funds collectively hold less than 15% of the issued and outstanding common stock of Megalith, the PIPE Investor will have the right to appoint one (1) member to the board of directors of Megalith, which appointee must be reasonably acceptable to the Nominating and Corporate Governance Committee of Megalith’s board of directors. The form of the Agreement to Transfer Sponsor Securities is attached as Exhibit 10.6 hereto, and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under the heading “Private Placement” in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02. The Megalith Class A common stock issued in the PIPE Investment will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.

On August 6, 2020, Megalith issued a press release announcing the execution of the Merger Agreement. The press release is attached hereto as Exhibit 99.1.

Attached as Exhibit 99.2 hereto is the investor presentation that will be used by Megalith.

The foregoing (including Exhibits 99.1 and 99.2) is being furnished pursuant to Item 7.01 and will not be deemed to be filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding Megalith’s industry, future events, the proposed transaction between the parties, the estimated or anticipated future results and benefits of the combined company following the Merger, including the likelihood and ability of the parties to successfully consummate the proposed Merger, future opportunities for the combined company, and other statements that are not historical facts. These statements are based on the current expectations of Megalith’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties regarding Megalith’s businesses and the transaction, and actual results may differ materially. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed Merger contemplated thereby; (2) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of Megalith or other conditions to closing in the Merger Agreement; (3) the inability to meet the minimum cash requirements of the Merger Agreement due to the inability to consummate the PIPE Investment or the amount of cash available following any redemptions by Megalith stockholders; (4) the ability to meet NYSE’s listing standards following the consummation of the transactions contemplated by the Merger Agreement; (5) the risk that the proposed transaction disrupts current plans and operations of BankMobile as a result of the announcement and consummation of the transaction described herein; (6) the ability to recognize the anticipated benefits of the proposed Merger, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (7) costs related to the proposed Merger; (8) changes in applicable laws or regulations; (9) the possibility that BankMobile may be adversely affected by other economic, business, and/or competitive factors; (10) Megalith’s ability to identify and integrate acquisition; and (11) other risks and uncertainties indicated from time to time in the final prospectus of Megalith, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission (“SEC”) by Megalith. There may be additional risks that Megalith presently does not know or that Megalith currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Megalith’s expectations, plans or forecasts of future events and views as of the date of this communication. Megalith anticipates that subsequent events and developments will cause Megalith’s assessments to change. However, while Megalith may elect to update these forward-looking statements at some point in the future, Megalith specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Megalith’s assessments as of any date subsequent to the date of this communication.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description
2.1†	Agreement and Plan of Merger, dated August 6, 2020, by and among Megalith, Merger Sub, BankMobile, and the Stockholder.
10.1	Sponsor Share Letter, dated August 6, 2020, by and among Sponsor, Megalith and the Stockholder.
10.2	Form of Lock-up Agreement.
10.3	Form of Non-Competition Agreement.
10.4	Form of Registration Rights Agreement.
10.5	Form of Subscription Agreement.
10.6	Form of Agreement to Transfer Sponsor Securities, dated August 5, 2020, by and among Sponsor, Megalith and investors named therein.
99.1	Press Release, dated August 6, 2020.
99.2	Investor Presentation, dated August 6, 2020.

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEGALITH FINANCIAL ACQUISITION CORP.

	By:	/s/ A.J. Dunklau
Name: A.J. Dunklau
Title: Chief Executive Officer

Dated: August 6, 2020